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                                                                EXHIBIT 1(a)-6



                             GW SIERRA TRUST FUNDS

                   AMENDMENT NO. 6 TO MASTER TRUST AGREEMENT


         (Change of Name of Sub-Trust from "GW Short Term Global Government Income Fund" to "GW Short Term Global Government Fund)

                 The undersigned, Assistant Secretary of GW Sierra Trust Funds, (the "Fund"), does hereby certify that pursuant to Article VII, Section 7.3 of the fund's Master Trust Agreement dated February 22, 1989, as amended, (the "Master Trust Agreement") the following votes were duly adopted by written consent by at least a majority of the Trustees of the Fund.

VOTED: That the name of the Sub-Trust previously established and designated pursuant to Section 4.2 of the Fund's Master Trust Agreement be changed from its current name of "GW Short Term Global Government Income Fund" to "GW Short Term Global Government Fund"; and


FURTHER
VOTED: That the proper officers of the Fund are each hereby authorized and empowered to execute all instruments and documents and to take all actions, including the filing of an Amendment to the Fund's Master Trust Agreement with the Secretary of State of The Commonwealth of Massachusetts, as they or any one of them in his or her sole discretion deems necessary or appropriate to carry out the intents and purposes of the foregoing votes.

                 WITNESS my hand and seal this 30th day of January, 1992.



                                            /s/ Patricia L. Bickimer
                                            ----------------------------------
                                            Patricia L. Bickimer
                                            Assistant Secretary